                                                                   Exhibit 10.21

                                                    February 4, 1998


Mr. William W. Davis, Sr.
President/CEO
Pulsar Data Systems, Inc.
4500 Forbes Boulevard
Lanham, MD  20706

Dear Mr. Davis:

The purpose of this letter is to memorialize the agreement reached at the January 29 meeting, and the January 30 telephone conference between representatives of Pulsar Data Systems, Inc. ("Pulsar") and IBM Credit Corporation ("IBM Credit").

Pulsar has immediate cash requirements of $2,426,000.00 in excess of its collateralized credit facility. Pulsar has been unable, as previously agreed in the October 9, 1997 meeting, to obtain a cash Equity Infusion to cover such immediate cash requirements and has requested that IBM Credit wire funds to cover such requirements.

Pulsar will obtain a cash equity infusion in an amount of not less than $2,000,000.00 by May 31, 1998 or a preliminary commitment for the sale of all or substantially all of its assets by April 30, 1998. IBM Credit in good faith agrees to continue to provide funding to Pulsar based on part on the representations set forth herein.

IBM Credit and Pulsar agree that:

(a) The Shortfall amount (as such term is defined in the Forbearance Agreement) shall fluctuate and shall note exceed the limits set forth in Schedule A hereto; and

(b) Pulsar shall pay to IBM Credit a waiver fee in the amount of $30,000.00 in consideration of the waiver of the December 31, 1997 breach of financial covenants. Such fee shall be paid in full by Pulsar within 15 days of billing by IBM Credit. The financial covenants are hereby reset as follows:

     Covenant       3/98      6/98      9/98      12/98

     NAT            <.50%>    0.0%      .50%      1.0%

     WCTO           15        15        15        15

Mr. William W. Davis, Sr.              2                        February 4, 1998

     D/TNW                 17       15        15        15

     ; and

(c) The consignment A/R due from Pax River shall be considered Eligible Accounts so long as no more than 10% of such cosignment A/R remains unbilled greater than sixty days by Pulsar. In the event that greater than 10% remains unbilled greater than sixty days, the consignment A/R deemed Eligible Accounts shall be decreased by the amounts greater than sixty days unbilled; and

(d) Pulsar shall provide IBM Credit with month-end financials (balance sheets and income statements) due no later than 35 days after each calendar month; and

(e)  Pulsar shall remove the disclaimer language from all collateral reports;
     and

(f) Effective February 1, 1998, Pulsar's interest rate is Prime (as such term is defined in the IWCF) + 2.375%. The Shortfall Amount shall accrue interest at a rate of Prime + 6.5%; and

(g) Pulsar shall provide to IBM Credit copies of finalized and executed Pledged Collateral Agreements whereby William Davis pledges Merrill Lynch accounts to IBM Credit on or before February 6, 1998. Until these Agreements are received by IBM Credit, the Shortfall Schedule set forth in Schedule A shall be decreased by $544,000.00; and

(h) To extend the term of the Forbearance Agreement until May 31, 998 provided that Pulsar meets all its obligations as set forth herein and provided that no further defaults.

(i) Per the terms set forth in the October 10, 1998 letter, IBM Credit is entitled to stock representing a 4% ownership interest on a fully diluted basis in Pulsar. At the option of William Davis on or before May 31, 1998, in lieu of the 4% ownership interest, Pulsar shall pay to IBM Credit the lesser of: (i) 4% of the sales price upon the sale of all or substantially all its assets, or (ii) $650,000.00.

(j) Additionally, in lieu of the 1/2% ownership interest due to IBM Credit per the October 10, 1997 letter, Pulsar shall pay IBM Credit $50,000.00 per month (the "Forbearance Fee"), beginning February 1, 1998 and on the first of each month until May 31, 1998.

(k) Mr. William Davis agrees that on or before February 28, 1998, he shall obtain a loan of the cash value on the Life Insurance Policies in an amount of no less than $1,545,000.00 and to submit such loan proceeds to IBM Credit immediately upon receipt.

(l) Pulsar shall comply with the terms and conditions of the Audit Letter dated September 10, 1997 and any subsequent Audit Letter.

Mr. William W. Davis, Sr.              3                        February 4, 1998

Nothing in this letter, the Forbearance Agreement or any of the other negotiations or actions undertaken pursuant to this letter, shall constitute a waiver or modification of any of IBM Credit's rights and remedies against Pulsar or Mr. and Mrs. W. Davis.

                                    Sincerely,


                                    /S/  R.M. FAILE
                                    ---------------
                                    R.M. Faile
                                    Account Executive



ACKNOWLEDGED and AGREED to:


By:   /S/  WILLIAM W. DAVIS, SR.
      ----------------------------------
Name: William W. Davis, Sr. as Guarantor and as President and CEO of Pulsar Data
      Systems, Inc.
Date: 2/5/98

                                  SCHEDULE A
                                  ----------

Day            1-31                          2,426,000

Week of        2-2                           2,426,000
               2-9                           2,263,000
               2-16                          2,100,000
               2-23                          1,937,000

Day            2-28                          1,774,000

Week of        3-2                           1,774,000
               3-9                           1,638,000
               3-16                          1,502,000
               3-23                          1,366,000

Day            3-31                          1,228,000

Week of        4-6                           1,228,000
               4-13                          1,053,000
               4-20                            878,000
               4-27                            703,000

Day            4-30                            528,000

Week of        5-4                             528,000
               5-11                            434,000
               5-18                            340,000
               5-25                            246,000

Day            5-31                            151,000

Week of        6-1                                   0